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EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           FOSTER WHEELER CORPORATION
               [UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW]


Pursuant to Section 807 of the Business Corporation Law, the undersigned hereby certify:

      1. The name of the Corporation is Foster Wheeler Corporation. The name under which it was formed is Power Specialty Company.

      2. The Certificate of Incorporation was filed by the Department of State of the State of New York on February 6, 1900.

      3. The text of the Certificate of Incorporation is hereby restated without further amendment or change to read as follows:

      FIRST: The name of the Corporation is Foster Wheeler Corporation.

      SECOND: The purposes for which it is formed are as follows:

      To manufacture, erect, operate, repair, buy, sell, lease, let and otherwise deal in and with heat transfer, fuel burning and fuel preparation equipment of every kind and description and any equipment, machinery, controls, devices or other things auxiliary thereto or useful in connection therewith.

      To construct, erect, repair, operate, buy, sell, lease, let and otherwise deal in and with machinery, equipment, processes, systems, programs, mills, factories, plants and other installations or facilities for refining, producing, processing, extracting or otherwise treating or handling petroleum, chemicals, liquids, energy in any form, metals, minerals, fibers, woods, wastes, plastics, plant or animal products and all derivatives thereof.

      To engage in the business of civil, mechanical, chemical, electrical and other engineering, general contracting and construction.

      To manufacture, refine, process, treat, work, buy, sell, lease, let and generally deal in and with metals, plastics, woods, fibers, paper and chemical compounds of every description and the products or derivatives thereof.

      To design, manufacture, erect, operate, repair, buy, sell, lease, let and otherwise deal in and with goods, wares and merchandise of every kind and description necessary to, or of use in connection with any of the objects or purposes of the Corporation.

      To take or acquire real estate or other property by purchase, devise, gift, or otherwise. To purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and issue in exchange therefor its stock, bonds or other obligations.
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      To acquire, and pay for in cash, stock or bonds of the Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm association or corporation.

      To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the Corporation.

      To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this State or any other state, country, nation or government, and while the owners thereof to exercise all the rights, powers and privileges of ownership.

      To issue bonds, debentures or obligations of the Corporation from time to time, for any of the objects or purposes of the Corporation and to sell the same on such terms as from time to time shall seem advisable, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

      To purchase, hold, reissue, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

      To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property, of every class and description, in any of the states, districts, territories, or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

      To assume, to enter into, make, perform and carry out contracts of any kind with any person, firm, association, corporation, body politic or government.

      In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by law, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

      The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation.

      THIRD: The office of the Corporation shall be located in the Borough of Manhattan, in the City and County of New York, in the State of New York.

      FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 161,500,000 shares, consisting of: 160,000,000 shares of a class designated "Common Stock" of the par value of $1.00 per share. 1,500,000 shares of a class designated "Preferred Stock" of no par value. The preferences, limitations and relative rights of such classes shall be as follows:


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A. PREFERRED STOCK:

      Such Preferred Stock is issuable in series, with such designations, rights, preferences, limitations and voting rights, if any, as the Board of Directors may determine upon issuance; provided that, the Board of Directors shall fix such provisions as will, at a minimum, entitle the holders of such Preferred Stock, voting as a class, to elect at least two directors upon default of the equivalent of six quarterly dividends, such right to continue until cumulative dividends have been paid in full, or until non-cumulative dividends have been paid regularly for at least a year; and require the affirmative approval of at least two-thirds of the outstanding Preferred Stock as a prerequisite to any amendment to the Certificate of Incorporation or By-Laws altering materially any existing provision of such Preferred Stock.

      (1) Series A Junior Participating Preferred Stock:

      (a) Designation and Amount:

      The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 400,000.

      (b) Dividend and Distributions:

      I. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      II. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph I immediately before it declares a dividend or distribution on the Common


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Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

      III.Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed or the payment thereof.

      (c) Voting Rights:

      The holders of shares of Series A Preferred Stock shall have the following voting rights:

      I. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      II. Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or By-Law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

      III. If, on the date used to determine shareholders of record for any meeting of shareholders of the Corporation at which directors are to be elected, dividends on the Series A Preferred Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), the number of the Board of Directors of the Corporation shall be increased by two as of the date of such meeting and the holders of Series A Preferred Stock (voting separately as a class with all other


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series of Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable) will be entitled to vote for and elect such two additional directors of the Corporation. The right of the holders of Series A Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. The term of office of the directors so elected shall terminate immediately upon the termination of the right of the holders of Series A Preferred Stock (and all other series of Preferred Stock of the Corporation) to vote for such two additional directors. In connection with the right to vote for such additional directors, each holder of Series A Preferred Stock will have one vote for each share held.

      IV. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      (d) Certain Restrictions:

      I. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      II. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under the preceding paragraph I purchase or otherwise acquire such shares at such time in such manner.


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      (e) Reacquired Shares:

      Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement or cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

      (f) Liquidation, Dissolution or Winding Up:

      Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock, shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (g) Consolidation, Merger:

      In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares


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of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (h) No Redemption:

      The shares of Series A Preferred Stock shall not be redeemable.

      (i) Rank:

      The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

      (j) Amendment:

      Neither the Certificate of Incorporation nor the By-Laws of the Corporation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

B. COMMON STOCK:

      (1) Dividends:

      After any requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of paragraph A of Article FOURTH hereof) shall have been met, and after this Corporation shall have complied with all of the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts, then and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

      (2) Liquidation, Dissolution or Winding Up:

      After distribution in full of any preferential amount (fixed in accordance with the provisions of paragraph A of Article FOURTH hereof) required to be distributed to the holders of the Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

      (3) Voting Rights:

      Except as may be otherwise required by law or by the provision of this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect to each share of stock held by him on all matters voted upon by the shareholders.


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      C. STOCK DIVIDENDS:

      Dividends may be paid in shares of any class to the holders of shares of the same or any other class.

      D. RECORD HOLDERS:

      The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in any such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

      FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served within the State of New York. The post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the Corporation which may be served upon him, pursuant to law, is The Corporation, c/o The Prentice-Hall Corporation System, Inc., 500 Central Avenue, Albany, New York 12206-2290.

      SIXTH:

      A. PREEMPTIVE RIGHTS:

      No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

      B. BOARD OF DIRECTORS:

      (1) Number, Election and Terms:

      The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than nine (9) nor more than twenty (20) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1983 Annual Meeting of Stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1985 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1986 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. No person shall serve as a director once he has attained the age of 72.


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      (2) Newly Created Directorships and Vacancies:

      Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      (3) Removal:

      Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

      (4) Special Meetings of Stockholders:

      Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 30 nor more than 50 days' written notice.

      (5) Amendment, Repeal:

      Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH B.

      SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except that the liability of a director shall not be limited (1) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved in intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law, or (2) his acts or omissions occurred prior to the adoption of this provision.

      4. This restatement of the Certificate of Incorporation herein certified was authorized by the Board of Directors of the Corporation.


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      IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct. Signed on August 1, 1996.



                                                FOSTER WHEELER CORPORATION




                                                   /s/ Richard J. Swift
                                             ---------------------------------
                                                     Richard J. Swift
                                                  Chairman, President and
                                                  Chief Executive Officer





                                                  /s/ Lisa Fries Gardner
                                             ---------------------------------
                                                    Lisa Fries Gardner
                                               Vice President and Secretary


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